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                                                                    EXHIBIT 99.4

                                [MCI LETTERHEAD]




INVESTOR CALLS: MIKE KRAFT
                    (202) 887-2028

MEDIA CALLS: MANUEL WERNICKY OR JANE LEVENE
                  (202) 887-3000

             MCI WINS BID FOR BRAZIL LONG DISTANCE OPERATOR EMBRATEL
                        IN WORLD'S LARGEST PRIVATIZATION

RIO DE JANEIRO - JULY 29, 1998 - MCI, through its wholly owned Brazilian subsidiary Startel, today won the tender for 51.79 percent of the voting shares of Embratel, the long distance company of Brazil. Of the Telebras companies privatized by the Brazilian government today at the Rio de Janeiro Stock Exchange, Embratel has the only nationwide and international network and is directly connected to tens of thousands of business customers.

Embratel provides interstate long distance and international telecommunications services, as well as over 40 other communications services, including leased high-speed data, satellite, Internet, frame and packet-switched services. Embratel is an ideal fit for MCI's and WorldCom's international growth strategy and extends the companies' local-to-global approach. Embratel's wholly-owned nationwide and international network meshes well with MCI's and WorldCom's global initiatives and complements the companies' plans with Telefonica.

The offer of US$2.3 billion (R$2.65 billion) was within MCI's valuation of the company. Forty percent of the bid price is payable within the next five days, with the balance due in two annual installments.


                                     -MORE-


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Brazil is the world's fifth largest country, the ninth largest economy, nearly twice the size of Mexico and almost five times the size of Argentina. Brazil is Latin America's largest communications market representing almost half of the entire communications market in Latin America. In 1997, Brazil's communications market was valued at US$15 billion and had 16 million fixed telephone lines growing at an annual rate of 17 percent.

MCI has over 50 years of presence in Brazil with offices in Rio de Janeiro and Sao Paulo. In December 1996, MCI Systemhouse purchased a one-third interest in Proceda, one of Brazil's leading international systems integration and outsourcing companies. Today, MCI has offices in 21 countries in the region and direct company investments in Mexico, Belize and Venezuela, in addition to Brazil. MCI is the second largest carrier of international telephone traffic from the U.S. to Latin America. The company's global network includes ownership in the major cable routes from the U.S. to Latin America and 16 satellite earth stations in the region. MCI is also the largest owner of the Pan American Cable System now under construction--the largest ever fiber optic cable linking the U.S. with Central and South America.

MCI, headquartered in Washington, D.C., is a leading provider of local-to-global communication services to business, government and residential users. The company's fast-growing portfolio of advanced data and IT services accounts for a quarter of MCI's approximately $20 billion in annual revenue. MCI operates one of the world's largest and most advanced digital networks, connecting local markets in the U.S. to hundreds of locations worldwide. MCI has agreed to merge with WorldCom, one of the world's fastest growing communications companies. The merger will create MCI WorldCom, a company uniquely positioned in the U.S. local and long distance markets as well as the global data and Internet markets.

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